Exhibit 5.1
May 26, 2020

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin 53718

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $.01 per share, of Alliant Energy Corporation
Ladies and Gentlemen:

We have acted as counsel to Alliant Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “SEC”) with respect to up to 9,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), that may be issued under the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”).
We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the 2020 Plan, upon the registration by its registrar of such Shares and the issuance by the Company in accordance with the terms of the 2020 Plan, and the receipt of consideration therefor in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Perkins Coie LLP